Exhibit 10.3

EXECUTION VERSION

BACKSTOP AGREEMENT

This BACKSTOP AGREEMENT (this “Agreement”) is made as of this March 25, 2024 by and among (i) Theo I SCSp, a special limited partnership (société en commandite spéciale) governed by the laws of the Grand Duchy of Luxembourg, having its registered office at 30, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg register of commerce and companies (registre de commerce et des sociétés) under number B 257706 (“Theo”), (ii) APx Acquisition Corp. I, a Cayman Islands exempted company (“SPAC”), and (iii) OmnigenicsAI Corp, a Cayman Islands exempted company (the “Company”). Each of Theo, SPAC and the Company is herein referenced as a “Party” and collectively, the “Parties.” Capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, this Agreement is being entered into concurrently and in connection with that certain business combination agreement (as it may be amended from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which a wholly-owned subsidiary of the Company will merge with and into SPAC, with SPAC being the surviving entity and becoming a direct wholly-owned Subsidiary of the Company in exchange for shareholders of SPAC receiving the Merger Consideration consisting of certain Company Shares and Company Warrants (the “Business Combination”);

WHEREAS, Theo is the indirect beneficial owner of a portion of the issued and outstanding shares and equity interests of the Company and, as such, desires to complete the Business Combination; and

WHEREAS, to facilitate the closing of the Business Combination (the “Closing”) under the Business Combination Agreement, if the Closing Cash Amount (as defined below) is less than $10,000,000 (the “Target Cash Amount”), Theo has agreed to “back stop” and take such actions required under this Agreement to cause the cash of the Company and SPAC at Closing to be no less than the Target Cash Amount;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I. THE BACKSTOP AGREEMENT

Section 1.01 Backstop Amount

(a)

The Parties shall cooperate in good faith with each other and use their commercially reasonable efforts to promptly undertake any and all actions required or convenient to cause the Company and SPAC to maximize, as of the Closing: (i) the aggregate amount of cash on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) that will remain after payment in full of the SPAC Shareholder Redemption Amount to shareholders of SPAC pursuant to their exercise of the SPAC Shareholder Redemption Right, and (ii) the aggregate amount of cash at the Company or SPAC in connection with any PIPE Investment (the sum of (i) and (ii), the “Closing Cash Amount”); provided that the Closing Cash Amount shall (A) be determined assuming no SPAC Transaction Expenses have been paid from the Trust Account (and if any such amounts have previously been paid from the Trust Account, such payments shall be added back to the calculation of Closing Cash Amount) and (B) not include any portion of the Backstop Amount (as defined below) that Theo directly or indirectly contributes in cash to the Company as a capital contribution or causes shareholders of SPAC having a right to exercise their SPAC Shareholder Redemption Right to not redeem in accordance with the terms hereunder.

(b)

SPAC and the Company shall cooperate with each other and provide each other with reasonable access to their respective books and records and other materials as any of them may reasonably request in connection with the calculation of the Closing Cash Amount. After the last day that SPAC Shareholder Redemption Rights can be exercised in accordance with the Proxy/Registration Statement (“Redemption Expiration Time”) but no later than two (2) Business Days prior to the Closing Date, SPAC shall, after considering in good faith the views of the Company, send a notice to Theo (the “Notice”), specifying (i) SPAC’s good faith estimate of the Closing Cash Amount; and (ii) based on such estimate, the amount (if any) by which the Target Cash Amount will exceed the Closing Cash Amount (such excess specified in the Notice or otherwise agreed in writing by SPAC and the Company, if any, the “Backstop Amount”). For purposes of SPAC’s good faith estimate of the Closing Cash Amount, SPAC shall consider all binding PIPE Subscription Agreements and the PIPE Investment expected at Closing, plus the aggregate amount of cash on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) after the Redemption Expiration Time and net of all payments required to be made to the shareholders of SPAC that exercised their SPAC Shareholder Redemption Rights (collectively, the “Redeeming Shareholders”). Upon receipt of the Notice and subject to and conditioned upon the occurrence of the Closing, Theo shall be obligated to obtain the Backstop Amount for the benefit of the Company and SPAC on the Closing Date (such obligation, the “Backstop Commitment”).

(c)	Theo shall satisfy its full Backstop Commitment by one or more of the following methods:

(i)

making on the Closing Date, directly or indirectly, a capital contribution in cash to the Company and, in exchange for such capital contribution, subscribing for and being issued by the Company on the Closing Date, free and clear of all Liens, an aggregate number of Company Shares (at a price per Company Share of $10) resulting from dividing the amount of such capital contribution in cash by ten (10) (rounded down to the nearest whole Company Share); and/or

(ii)

causing Redeeming Shareholders to (A) irrevocably reverse their exercise of the SPAC Shareholder Redemption Rights and not redeem (“Redemption Reversals”), and, (B) in accordance with Section 1.01(d), transfer all their respective rights, title and interest in all SPAC Ordinary Shares subject to Redemption Reversals, directly or indirectly, to Theo.

(d)

For purposes of satisfying Theo’s Backstop Commitment, Redemption Reversals shall only be effective if, immediately prior to the Closing, such Redeeming Shareholder agrees in writing to deliver, directly or indirectly, to Theo, on the Closing or as soon as practicable thereafter, evidence that the SPAC Ordinary Shares subject to Redemption Reversals have been transferred in book-entry form to the name of Theo (or any designee of Theo reasonably acceptable to SPAC), free and clear of any Liens, in the name of Theo (or any designee of Theo reasonably acceptable to SPAC).

(e)

For purposes of measuring whether Theo has satisfied in full its Backstop Commitment, the Parties shall consider the full amount of the capital contributions in cash made to the Company by Theo, directly or indirectly, plus a cash value of $10 for each SPAC Ordinary Share not redeemed as a result of Redemption Reversals.

Section 1.02 Examples

Each of the Parties hereby agrees that the below are examples illustrating the application of Section 1.01:

(i)

if the Backstop Amount is $10,000,000 and Theo contributes to the Company $4,000,000 in cash pursuant to Section 1.01(c)(i) and arranges for $6,000,000 to remain in the Trust Account exclusively as a result of Redemption Reversals pursuant to Section 1.01(c)(ii) and Section 1.01(e), then Theo shall (A) be issued by the Company 400,000 Company Shares (at a price per Company Share of $10) and (B) be transferred by the Redeeming Shareholders 600,000 SPAC Ordinary Shares;

(ii)

if the Backstop Amount is $10,000,000 and Theo contributes to the Company $10,000,000 in cash pursuant to Section 1.01(c)(i), then Theo shall be issued by the Company 1,000,000 Company Shares (at a price per Company Share of $10); and

(iii)

if the Backstop Amount is $10,000,000 and Theo arranges for $10,000,000 to remain in the Trust Account exclusively as a result of Redemption Reversals pursuant to Section 1.01(c)(ii) and Section 1.01(e), then Theo shall be transferred by the Redeeming Shareholders 1,000,000 SPAC Ordinary Shares.

Section 1.03 Conditions to the Parties’ Obligations

(a)

The transactions contemplated by this Agreement are subject to, and conditioned upon, the occurrence of the Closing. All conditions precedent to the Closing as set forth in the Business Combination Agreement shall have been satisfied or waived (other than those conditions that, by their nature, may only be satisfied at the consummation of the Closing but subject to satisfaction or waiver thereof).

(b)

No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “Restraint”), other than any such Restraint that is immaterial.

Section 1.04 Covenants

(a)

Each of the Parties shall take all necessary and required steps and shall execute any reasonably required documents to effect the issuance of the Company Shares (at a price per Company Share of $10) and cause the transfer of SPAC Ordinary Shares by the Redeeming Shareholders, in each case as required pursuant to Section 1.01.

(b)

None of the Parties shall allege the failure of any closing condition based on the amount of cash held by the SPAC and/or the Company at the Closing or seek to terminate the Business Combination Agreement for any such alleged failure if any such Party or its Affiliates breaches its obligations under this Agreement.

(c)

Theo shall not exercise, and hereby irrevocably waives, any right of redemption that it may have, directly or indirectly, with respect to any SPAC Ordinary Shares that it may acquire or control in connection with this Agreement.

(d)

Theo hereby agrees that neither it, nor any of its respective Affiliates, nor any person or entity acting on its respective behalf or pursuant to any understanding with Theo, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales (as defined below) with respect to the securities of SPAC prior to the Closing or the earlier termination of this Backstop Agreement in accordance with its terms. “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements, to the extent not prohibited under any other Transaction Document), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

(e)

Pursuant to Section 2.1 of the Registration Rights and Lock-up Agreement, the Company shall file a Registration Statement under the Securities Act to permit the public resale, as permitted by Rule 415 under the Securities Act, of the Company Shares issued to Theo pursuant to Section 1.01(c)(i) hereunder.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SPAC AND THE COMPANY

SPAC and the Company hereby represent and warrant to Theo, and, with respect to Section 2.05, the Company represents and warrants to Theo, on the date hereof and as of the Closing that:

Section 2.01 Organization

Such Party is duly formed in the jurisdiction of its organization and has the requisite corporate power and authority to execute, deliver and carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

Section 2.02 Authority; Non-Contravention

Other than with respect to the SPAC Shareholders’ Approval, this Agreement has been validly authorized, executed and delivered by such Party and assuming the due authorization, execution and delivery thereof by the other Parties hereto, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by such Party does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any organizational document governing such Party or any other agreement, contract or instrument to which such Party is a party which would prevent such Party from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which such Party is subject.

Section 2.03 No Brokers

Except for the EarlyBird Engagement Letter, no broker, investment banker, financial advisor, finder or other person has been retained by or is authorized to act on behalf of such Party that will be entitled to any fee or commission for which any other Party hereunder will be liable in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 2.04 No Litigation

There is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or threatened against or affecting such Party or any of such Party’s properties or rights that affects or would reasonably be expected to affect such Party’s ability to consummate the transactions contemplated by this Agreement, nor is there any decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against such Party or any of such Party’s properties or rights that affects or would reasonably be expected to affect such Party’s ability to consummate the transactions contemplated by this Agreement.

Section 2.05 Company Shares

The Company represents and warrants to Theo that the Company Shares to be issued to Theo under this Agreement shall be validly issued, fully paid and free of preemptive rights and clear of any Liens.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THEO

Theo hereby represents and warrants to SPAC and on the date hereof and as of the Closing that:

Section 3.01 Organization

Theo is duly incorporated, validly existing and in good standing in the jurisdiction of its incorporation. Theo has the requisite corporate power and authority to execute, deliver and carry out the terms of this Agreement and to consummate the transactions contemplated hereby.

Section 3.02 Authority; Non-Contravention

This Agreement has been validly authorized, executed and delivered by Theo and assuming the due authorization, execution and delivery thereof by the other Parties hereto, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Theo does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (a) any organizational document governing Theo or any other agreement, contract or instrument to which Theo is a party which would prevent Theo from performing its obligations hereunder or (b) any law, statute, rule or regulation to which Theo is subject.

Section 3.03 Governmental Approvals

All consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings with any Governmental Authority on the part of Theo required in connection with the consummation of the transactions contemplated in this Agreement have been or shall have been obtained prior to, and shall be effective as of, the Closing.

Section 3.04 Sophisticated Parties

Theo is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the purchase of SPAC Ordinary Shares and Company Shares.

Section 3.05 No Brokers

No broker, investment banker, financial advisor, finder or other person has been retained by or is authorized to act on behalf of Theo that will be entitled to any fee or commission for which SPAC or the Company will be liable in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 3.06 Securities Law Compliance

Theo has been advised that the offer and sale of Company Shares has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws and, therefore, none of the Company Shares can be resold unless they are registered under the Securities Act and applicable securities laws or unless an exemption from such registration requirements is available. Theo understands that the Company Shares will be considered to be “restricted securities” under the Securities Act, and that, therefore, Theo will not be eligible to use Rule 144 promulgated under the Securities Act for at least one year after “Form 10” information relating to the Business Combination has been filed with the SEC. Any SPAC Ordinary Shares and Company Shares acquired by Theo in connection with this Agreement is and will be for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. Theo represents that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D, promulgated under the Securities Act, and that Theo is not subject to the “Bad Actor” disqualification, as such term is defined in Rule 506 of Regulation D, promulgated under the Securities Act.

ARTICLE IV. MISCELLANEOUS

Section 4.01 Termination

This Agreement shall terminate on the earlier of (a) the mutual written agreement of all of the Parties, and (b) the date the Business Combination Agreement is terminated pursuant to the terms and conditions thereof; provided that nothing herein will relieve any Party from liability for any willful and material breach hereof prior to the time of termination, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach.

Section 4.02 Counterparts; Electronic Mail

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via electronic mail, and any such executed electronic mail copy shall be treated as an original.

Section 4.03 Governing Law; Jurisdiction

This Agreement, and all claims or causes of action based upon, arising out of, or relating to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (d) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 4.03.

Section 4.04 Cumulative Remedies and Waiver of Jury Trial

The Parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.05 Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 4.06 Binding Effect; Assignment

This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement and all obligations of the Parties hereto are personal to the Parties hereto and may not be assigned, transferred or delegated by any Party hereto at any time without the prior written consent of SPAC and the Company, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio, provided that Theo may assign, transfer or delegate its rights and obligations hereunder with the prior written consent of each of SPAC and the Company in their sole and absolute discretion.

Section 4.07 Interpretation

The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (c) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (d) the term “or” means “and/or.” The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 4.08 Entire Agreement; Changes in Writing

This Agreement and the other Transaction Documents constitute the entire agreement among the Parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. Neither this Agreement nor any provision hereof may be changed or amended orally, but only by an agreement in writing signed by all the Parties.

Section 4.09 Further Assurances

From time to time, at another Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 4.10 Notices

All notices, requests, claims, demands and other communications required or permitted to be given or made hereunder shall be deemed to have been duly given or made upon receipt by the recipient, shall be in writing, and shall be delivered personally, by reputable international overnight courier or by electronic mail to the intended recipient thereof, in each case to the Company and SPAC at their respective addresses set forth in accordance with Section 13.3 of the Business Combination Agreement and to Theo at its address set forth under Theo’s name on the signature page hereto, with a copy (which will not constitute notice) to, if not the Party sending the notice, each of the Company and SPAC (and each of their copies for notices under Section 13.3 of the Business Combination Agreement).

Section 4.11 Expenses

Each Party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants.

Section 4.12 Waiver of Claims Against Trust Account

(a)

Reference is made to the final prospectus of SPAC, filed with the Securities and Exchange Commission on December 6, 2021 (the “Prospectus”). Each of the Company and Theo warrants and represents that it has read the Prospectus and understands that SPAC has established a Trust Account containing the proceeds of its initial public offering (“IPO”) and from certain private placements for the benefit of SPAC’s public shareholders and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Trust Account, SPAC may disburse monies from the Trust Account only under limited circumstances as set forth in the Prospectus.

(b)

For and in consideration of SPAC’s execution of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Theo hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between SPAC, on one hand, and any of the Company and Theo, on the other hand, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). Each of the Company and Theo hereby irrevocably waives any Claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement). Each of the Company and Theo agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce it to enter in this Agreement, and each of the Company and Theo further intends and understands such waiver to be valid, binding and enforceable under applicable Law. This Section 4.12 (Waiver of Claims against Trust Account) shall survive the termination of this Agreement for any reason.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

THEO I SCSp

By:	/s/ Guillermo Reeskstin
Name:	Guillermo Reeskstin
Title: Address:	Manager ****

By:	/s/ Federico Trucco
Name:	Federico Trucco
Title: Address:	Manager ****

APx Acquisition Corp. I

By:	/s/ Kyle Bransfield
Name:	Kyle Bransfield
Title:	Chief Executive Officer

OmnigenicsAI Corp

By:	/s/ Federico Trucco
Name:	Federico Trucco
Title:	Director

[Signature page to Backstop Agreement]

EXHIBIT F

FORM OF REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

[INTENTIONALLY OMITTED]

EXHIBIT G

FORM OF ASSIGNMENT, ASSUMPTION, AND AMENDMENT AGREEMENT

[INTENTIONALLY OMITTED]

SCHEDULE 1.1

SPAC TRANSACTION EXPENSES CAP

[INTENTIONALLY OMITTED]

SCHEDULE 8.12

RESTRUCTURING

On the Closing Date, but prior to the Merger Effective Time, each of the Company and MultiplAI shall consummate, and shall cause the consummation of, each of the following actions and transactions (collectively, the “Restructuring”):

(a)

With respect to any Indebtedness (other than Indebtedness set forth in Section 8.12 of the MultiplAI Disclosure Letter) owed by MultiplAI or any Subsidiary of MultiplAI to Parent or any shareholder of Parent (“MultiplAI Restructuring Indebtedness”), including, without limitation, Indebtedness owed by MultiplAI or any Subsidiary of MultiplAI to Theo, CIBIC, Bioceres S.A. or any of the MultiplAI Shareholders (any of such shareholders, a “Parent Shareholder”):

(i)

if the creditor is a Parent Shareholder, such Parent Shareholder shall contribute and transfer (in form and substance reasonably satisfactory to SPAC) such MultiplAI Restructuring Indebtedness to Parent as an in-kind capital contribution, with Parent becoming, as a result of such capital contribution, the creditor and sole holder of all such MultiplAI Restructuring Indebtedness;

(ii)

if the creditor is Parent or if, as a result of any transfer or capital contribution from any Parent Shareholder (including pursuant to (a)(i) above), Parent becomes a creditor of any MultiplAI Restructuring Indebtedness, Parent shall contribute and transfer (in form and substance reasonably satisfactory to SPAC) such MultiplAI Restructuring Indebtedness to the Company as an in-kind capital contribution, with the Company becoming, as a result of such capital contribution, the creditor and sole holder of all such MultiplAI Restructuring Indebtedness;

(iii)

if, as a result of any transfer or capital contribution from Parent (including pursuant to (a)(ii) above), the Company becomes a creditor of any MultiplAI Restructuring Indebtedness, the Company shall contribute and transfer (in form and substance reasonably satisfactory to SPAC) such MultiplAI Restructuring Indebtedness to MultiplAI as an in-kind capital contribution, with MultiplAI becoming, as a result of such capital contribution, the creditor and sole holder of all such MultiplAI Restructuring Indebtedness and, if such MultiplAI Restructuring Indebtedness is owed by MultiplAI, such MultiplAI Restructuring Indebtedness shall be immediately cancelled and extinguished; and

(iv)

if, as a result of any transfer or capital contribution from MultiplAI (including pursuant to (a)(iii) above), MultiplAI becomes a creditor of any MultiplAI Restructuring Indebtedness owed by any Subsidiary of MultiplAI, MultiplAI shall contribute and transfer (in form and substance reasonably satisfactory to SPAC) such MultiplAI Restructuring Indebtedness to such Subsidiary as an in-kind capital contribution, with such Subsidiary becoming, as a result of such capital contribution, the creditor and sole holder of all such MultiplAI Restructuring Indebtedness and such MultiplAI Restructuring Indebtedness shall be immediately cancelled and extinguished.

(b)

With respect to any Indebtedness (other than Indebtedness set forth in Section 8.12 of the Company Disclosure Letter) owed by the Company or any Subsidiary of the Company to Parent or any Parent Shareholder (“Company Restructuring Indebtedness”):

(i)

if the creditor is a Parent Shareholder, such Parent Shareholder shall contribute and transfer (in form and substance reasonably satisfactory to SPAC) such Company Restructuring Indebtedness to Parent as an in-kind capital contribution, with Parent becoming, as a result of such capital contribution, the creditor and sole holder of all such Company Restructuring Indebtedness;

(ii)

if the creditor is Parent or if, as a result of any transfer or capital contribution from any Parent Shareholder (including pursuant to (b)(i) above), Parent becomes a creditor of any Company Restructuring Indebtedness, Parent shall contribute and transfer (in form and substance reasonably satisfactory to SPAC) such Company Restructuring Indebtedness to the Company as an in-kind capital contribution, with the Company becoming, as a result of such capital contribution, the creditor and sole holder of all such Company Restructuring Indebtedness and, if such Company Restructuring Indebtedness is owed by the Company, such Company Restructuring Indebtedness shall be immediately cancelled and extinguished; and

(iii)

if, as a result of any transfer or capital contribution from the Company (including pursuant to (b)(ii) above), the Company becomes a creditor of any Company Restructuring Indebtedness owed by any Subsidiary of the Company, the Company shall contribute and transfer (in form and substance reasonably satisfactory to SPAC) such Company Restructuring Indebtedness to such Subsidiary as an in-kind capital contribution, with such Subsidiary becoming, as a result of such capital contribution, the creditor and sole holder of all such Company Restructuring Indebtedness and such Company Restructuring Indebtedness shall be immediately cancelled and extinguished.

(c)	In no event shall the contribution of any MultiplAI Restructuring Indebtedness or Company Restructuring Indebtedness to the Company result in the issuance of any Company Shares that would result in:

(i)

more than 34,000,000 Company Shares (on a fully diluted basis after consummation of the Restructuring and the MultiplAI Contribution) being issued and outstanding immediately prior to the Merger Effective Time, in addition to any Company Shares issued pursuant to the PIPE Subscription Agreements and the Backstop Agreement; or

(ii)

if the transactions under the MultiplAI Share Purchase Agreement are not consummated and the MultiplAI Share Purchase Agreement is terminated, more than 30,000,000 Company Shares (on a fully diluted basis after consummation of the Restructuring) being issued and outstanding immediately prior to the Merger Effective Time, in addition to any Company Shares issued pursuant to the PIPE Subscription Agreements and the Backstop Agreement.

(d)

Heritas Argentina, Parent and/or the Parent Shareholders, as applicable, shall amend the terms of the Indebtedness set forth in Section 8.12 of the Company Disclosure Letter and the terms of any instruments of disbursement executed in connection therewith to extend the maturity date of such Indebtedness to the third anniversary of the Closing Date, in form and substance reasonably satisfactory to SPAC.

(e)

Parent and MultiplAI shall amend the terms of the Indebtedness set forth in Section 8.12 of the MultiplAI Disclosure Letter and the terms of any instruments of disbursement executed in connection therewith to extend the maturity date of such Indebtedness to the third anniversary of the Closing Date, in form and substance reasonably satisfactory to SPAC.